Exhibit 99

Network Equipment Technologies Announces
Final Financial Results for Fiscal Q3 2007

Revenue grows 35% year over year

Fremont, CA, January 22, 2007 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE:NWK), today reported its results for the third quarter of fiscal 2007.

Total revenue was $22.1 million, up from $19.6 million in the prior quarter and $16.4 million in the same period of the prior year. Product revenue was $19.4 million, up from $17.2 million in the prior quarter and $13.7 million in the same period of the prior year.

Net loss for the quarter was $599,000, or $0.02 per share, compared to a net loss of $2.4 million, or $0.10 per share, in the prior quarter and a net loss of $6.2 million, or $0.25 per share, for the same period of the prior year.

Cash and investment balances at the end of the quarter were $84.9 million, compared to $84.3 million at the end of the prior quarter and $89.7 million at the end of the third quarter of the prior year.

Total revenue for the nine-month period ended December 29, 2006 was $59.1 million, compared to $56.4 million for the same period of the prior year. Net loss for the nine-month period ended December 29, 2006 was $6.7 million, or $0.27 per share, compared to net loss of $17.1 million, or $0.69 per share, for the same period of the prior year.

“We significantly narrowed our net loss in the third quarter, aided again by strong product sales,” commented C. Nicholas Keating, President and CEO.

“As we strive to return to profitability, our main challenge is to execute on our growth strategy,” said Keating. “We have done well on our objective of introducing new products for each of our major platforms, with several new products already released and additional products due in the near term. Now, we must build our sales channels through additional partnerships, while also leveraging our existing customer base.”

Conference Call Information:

The Company will be hosting a conference call to discuss these results at 5:30 p.m. ET today. The conference call will begin at 5:30 p.m. ET. Please dial (800) 706-7749 or (617) 614-3474 and provide conference ID# 83831107 to access the call. The conference call will also be broadcast from http://ir.net.com.

A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on January 29, 2007. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 68136162. The replay will also be available on the Company's website for one year.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) is a leading provider of multi-service network exchange solutions that enable flexible, cost-effective network evolution. A pioneer of the networking industry, NET has been delivering network exchange solutions to enterprise and government customers for more than 20 years.

Visit www.net.com for more information.

Forward Looking Statements

This press release contains forward-looking statements relating to profitability, future sales, new products, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to commercialize new products and product enhancements in the near term, new competition and technological changes in the telecommunications industry, the performance of strategic partners and sales channels regarding product and marketing activities, and unanticipated or extraordinary expenses, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and most recent subsequent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Nine Months Ended
	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005
Revenue:
Product	$19,424	$13,687	$51,470	$46,539
Service and other	2,645	2,665	7,593	9,821
Total revenue	22,069	16,352	59,063	56,360
Costs of revenue:
Cost of product revenue	7,562	6,647	20,690	20,888
Cost of service and other revenue	2,429	2,484	7,223	8,824
Total cost of revenue	9,991	9,131	27,913	29,712
Gross margin	12,078	7,221	31,150	26,648
Operating expenses:
Sales and marketing	4,848	5,061	13,728	18,227
Research and development	5,044	5,563	15,747	17,334
General and administrative	3,286	3,053	9,555	8,040
Restructuring costs (benefit)	(5)	(90)	(4)	1,825
Total operating expenses	13,173	13,587	39,026	45,426
Loss from operations	(1,095)	(6,366)	(7,876)	(18,778)
Other (expense), net	(16)	(69)	(86)	(11)
Interest income, net	511	217	1,258	567
Loss before taxes	(600)	(6,218)	(6,704)	(18,222)
Income tax expense (benefit)	(1)	30	5	(1,151)
Net loss	$(599)	$(6,248)	$(6,709)	$(17,071)
Per share data:
Net loss:
Basic	$(0.02)	$(0.25)	$(0.27)	$(0.69)
Diluted	$(0.02)	$(0.25)	$(0.27)	$(0.69)
Common and common equivalent shares:
Basic	24,978	24,630	24,886	24,674
Diluted	24,978	24,630	24,886	24,674

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 29, 2006	March 31, 2006
Assets
Cash and investments	$84,902	$86,221
Accounts receivable, net	12,769	9,705
Inventories	8,779	12,229
Prepaid expenses and other assets	3,368	3,407
Total current assets	109,818	111,562

Property and equipment, net	17,065	20,749
Other assets	5,156	4,367
Total assets	$132,039	$136,678
Liabilities and Stockholders' Equity
Accounts payable	$5,883	$6,061
Other current liabilities	12,198	13,092
Total current liabilities	18,081	19,153

Long term liabilities	1,402	673
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	87,850	92,146
Total liabilities and stockholders’ equity	$132,039	$136,678